Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated December 23, 2019 with respect to the financial statements of FS Energy Total Return Fund for the year ended October 31, 2019 in Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-214232) of FS Energy Total Return Fund.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 27, 2020